Exhibit 2.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of the date of the annual report on Form 20-F of which this exhibit is a part, Dynagas LNG Partners LP (the “Company”) had three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended:
1. Common units representing limited partnership interests (the “Common Units”);
2. 9.00% Series A Cumulative Redeemable Preferred Units (the “Series A Preferred Units”); and
3. 8.75% Series B Fixed to Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “Series B Preferred Units”).
The following description sets forth certain material provisions of these securities. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of the Company’s Certificate of Limited Partnership (the “Certificate of Limited Partnership”) and Fourth Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”), each of which is incorporated by reference as an exhibit to the annual report on Form 20-F of which this exhibit is a part. We encourage you to refer to our Certificate of Limited Partnership and Partnership Agreement for additional information.
DESCRIPTION OF COMMON UNITS
Under our Partnership Agreement, the authorized number of Series A Preferred Units and Series B Preferred Units is unlimited. We may, without the approval of our common unitholders, issue an unlimited number of additional units or other equity securities, subject to the restriction in our $675 Million Credit Facility that the Sponsor must own at least 30% of our total Common Units outstanding. In addition, we may issue an unlimited number of units that are senior to the Common Units in right of distribution, liquidation and voting. As of December 31, 2019, we had 35,490,000 Common Units issued and outstanding.
Voting Rights
Each outstanding Common Unit is entitled to one vote on matters subject to a vote of common unitholders. However, to preserve our ability to be exempt from U.S. federal income tax under Section 883 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, if at any time, any person or group owns beneficially more than 4.9% of any class of units then outstanding, any such units owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes (except for purposes of nominating a person for election to our board of directors), determining the presence of a quorum or for other similar purposes under our Partnership Agreement, unless otherwise required by law. The voting rights of any such unitholders in excess of 4.9% will effectively be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. Our General Partner, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their common units in the election of the elected directors.
Common unitholders will have no right to elect our General Partner on an annual or other continuing basis. Our General Partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding common and subordinated units, including any common and subordinated units owned by our General Partner and its affiliates, voting together as a single class. Our board consists of five members, two of whom are appointed by our General Partner in its sole discretion and three of whom are elected by our common unitholders. Directors elected by our common unitholders are divided into three classes serving staggered three-year terms. At the Partnership’s 2014 Annual General Meeting of Limited Partners, the Class I Elected Director was elected to serve for a one year term expiring on the date of the succeeding annual meeting, the Class II Elected Director was elected to serve for a two-year term expiring on the second succeeding annual meeting and (c) the Class III Elected Director was elected to serve for a three-year term expiring on the third succeeding annual meeting.  At each annual meeting of limited partners, directors will be elected to succeed the class of directors whose terms have expired by a plurality of the votes of the common unitholders. Directors elected by our common unitholders will be nominated by the Board of Directors or by any limited partner or group of limited partners that beneficially owns at least 15% of the outstanding common units.

The Partnership held its 2019 Annual General Meeting of Limited Partners on November 26, 2019, at which (i) Mr. Alexios Rodopoulos was re-elected to serve as a Class II Director for a three-year term until the 2022 Annual Meeting of Limited Partners, and (ii) Ernst & Young (Hellas) Certified Auditors Accountants S.A. were re-appointed to serve as the Partnership’s independent auditors for the fiscal year ending December 31, 2019.
Dividend Rights
Common unitholders are entitled under our Partnership Agreement to receive a minimum quarterly distribution of $0.365 per unit, after distributions are made on the Series A Preferred Units and the Series B Preferred Units but, to the extent we have sufficient cash on hand to pay the distribution, after establishment of cash reserves and payment of fees and expenses and if permitted under our existing and future debt agreements. Under the terms of the $675 Million Credit Facility, the Partnership is restricted from paying distributions to its common unitholders while borrowings are outstanding. As such, since entry into the $675 Million Credit Facility, we have discontinued minimum quarterly distributions to our common unitholders. There is no guarantee that we will pay the minimum quarterly distribution to common unitholders, the general partner or to holders of the incentive distribution rights in the future.
Limited Call Right
If at any time our General Partner and its affiliates own more than 80% of the outstanding Common Units, our General Partner has the right, but not the obligation, to purchase all, but not less than all, of the remaining Common Units at a price equal to the greater of (x) the average of the daily closing prices of the Common Units over the 20 trading days preceding the date three days before the notice of exercise of the call right is first mailed and (y) the highest price paid by our General Partner or any of its affiliates for Common Units during the 90-day period preceding the date such notice is first mailed. Our Sponsor is not obligated to obtain a fairness opinion regarding the value of the Common Units to be repurchased by it upon the exercise of this limited call right.
Limitations on Ownership
We are not aware of any limitations on the right of non-resident or foreign owners to hold or vote our securities imposed by the laws of the Republic of The Marshall Islands or our Partnership Agreement.
Anti-takeover Effect of Certain Provisions of our Partnership Agreement
Our Partnership Agreement contains provisions that could make it more difficult for a third-party to acquire us without the consent of our Board of Directors. These provisions require approval of our Board of Directors and prior consent of our General Partner. These provisions could also make it difficult for our unitholders to replace or remove our current Board of Directors or could have the effect of discouraging, delaying or preventing an offer by a third-party to acquire us, even if the third-party’s offer may be considered beneficial by many unitholders. As a result, unitholders may be limited in their ability to obtain a premium for their common units.
DESCRIPTION OF SERIES A PREFERRED UNITS
As of December 31, 2019, we had 3,000,000 Series A Preferred Units issued and outstanding. We may, without notice to or consent of the holders of the then-outstanding Series A Preferred Units, authorize and issue additional Series A Preferred Units and Junior Securities and, subject to certain limitations, Senior Securities and Parity Securities. Except as otherwise provided herein, capitalized terms used in this section “Description of Series A Preferred Units” but not otherwise defined herein shall have the meanings set forth in in our prospectus supplement dated July 13, 2015 (Registration No. 333-200659).
The Series A Preferred Units will entitle the holders thereof to receive cumulative cash distributions when, as and if declared by our Board of Directors out of legally available funds for such purpose. When issued and paid for in the manner described in our prospectus supplement dated July 13, 2015, the Series A Preferred Units offered hereby will be fully paid and nonassessable. Each Series A Preferred Unit will have a fixed liquidation preference of $25.00 per unit plus an amount equal to accumulated and unpaid distributions thereon to the date fixed for payment, whether or not declared. Please read “—Liquidation Rights.”

The Series A Preferred Units will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series A Preferred Units will rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us.
All the Series A Preferred Units offered hereby will be represented by a single certificate issued to the Securities Depository (as defined below) and registered in the name of its nominee and, so long as a Securities Depository has been appointed and is serving, no person acquiring Series A Preferred Units will be entitled to receive a certificate representing such units unless applicable law otherwise requires or the Securities Depository resigns or is no longer eligible to act as such and a successor is not appointed. Please read “—Book-Entry System.”
The Series A Preferred Units will not be convertible into common units or other of our securities and will not have exchange rights or be entitled or subject to any preemptive or similar rights. The Series A Preferred Units will not be subject to mandatory redemption or to any sinking fund requirements. The Series A Preferred Units will be subject to redemption, in whole or in part, at our option commencing on August 12, 2020. Please read “—Redemption.”
We have appointed Computershare as the paying agent, or Paying Agent, and the registrar and transfer agent, or the Registrar and Transfer Agent, for the Series A Preferred Units. The address of Computershare is 250 Royall Street, Canton MA 02021.
Ranking
The Series A Preferred Units are redeemable by us at any time on or after August 12, 2020 and distributions accrue at a rate of 9.00% per annum per $25.00 of liquidation preference per unit. The Series A Preferred Units will, with respect to anticipated quarterly distributions and distributions upon the liquidation, winding-up and dissolution of our affairs, rank:
•	senior to the Junior Securities (including our common units);
•	on a parity with the Parity Securities; and
•	junior to the Senior Securities.
Under the Partnership Agreement, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series A Preferred Units. Our Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any units of that series. Our Board of Directors will also determine the number of units constituting each series of securities. Our ability to issue additional Parity Securities in certain circumstances or Senior Securities is limited as described under “—Voting Rights.”
Liquidation Rights
The holders of outstanding Series A Preferred Units will be entitled, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to receive the liquidation preference of $25.00 per unit in cash plus an amount equal to accumulated and unpaid distributions thereon to the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of our common units or any other Junior Securities. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed a liquidation, dissolution or winding up of our affairs for this purpose. In the event that our assets available for distribution to holders of the outstanding Series A Preferred Units and any other Parity Securities (if applicable) are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series A Preferred Units and any Parity Securities, as applicable, ratably on the basis of their relative aggregate liquidation preferences. After payment of all required amounts to the holders of the outstanding Series A Preferred Units and other Parity Securities (if applicable), our remaining assets and funds will be distributed among the holders of the common units and any other Junior Securities then outstanding according to their respective rights.

Voting Rights
The Series A Preferred Units will have no voting rights except as set forth below or as otherwise provided by Marshall Islands law. In the event that six quarterly distributions, whether or not consecutive, payable on the Series A Preferred Units are in arrears, the holders of the Series A Preferred Units will have the right, voting as a class together with holders of any other Parity Securities (if applicable) upon which like voting rights have been conferred and are exercisable, to elect one member of our Board of Directors, and the size of our Board of Directors will be increased as needed to accommodate such change (unless the holders of Series A Preferred Units and Parity Securities (if applicable) upon which like voting rights have been conferred, voting as a class, have previously elected a member of our Board of Directors, and such director continues then to serve on the Board of Directors). Distributions payable on the Series A Preferred Units will be considered to be in arrears for any quarterly period for which full cumulative distributions through the most recent distribution payment date have not been paid on all outstanding Series A Preferred Units. The right of such holders of Series A Preferred Units to elect a member of our Board of Directors will continue until such time as all distributions accumulated and in arrears on the Series A Preferred Units have been paid in full, or funds for the payment thereof have been declared and set aside, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly distributions as described above. Upon any termination of the right of the holders of the Series A Preferred Units and any other Parity Securities (if applicable) to vote as a class for such director, the term of office of such director then in office elected by such holders voting as a class will terminate immediately. Any director elected by the holders of the Series A Preferred Units and any other Parity Securities (if applicable) shall each be entitled to one vote on any matter before our Board of Directors.
Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preferred Units, voting as a single class, we may not adopt any amendment to the Partnership Agreement that has a material adverse effect on the existing terms of the Series A Preferred Units.
In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preferred Units, voting as a class together with holders of any other Parity Securities (if applicable) upon which like voting rights have been conferred and are exercisable, we may not:
•	issue any Parity Securities or Senior Securities if the cumulative distributions payable on outstanding Series A Preferred Units are in arrears; or
•	create or issue any Senior Securities.
On any matter described above in which the holders of the Series A Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per unit. The Series A Preferred Units held by us or any of our subsidiaries or affiliates will not be entitled to vote.
Series A Preferred Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.
Distributions
General
Holders of Series A Preferred Units will be entitled to receive, when, as and if declared by our Board of Directors out of legally available funds for such purpose, cumulative cash distributions from and including July 20, 2015.
Distribution Rate
Distributions on Series A Preferred Units will be cumulative, from and including July 20, 2015, and payable on each Distribution Payment Date, commencing on November 12, 2015, when, as and if declared by our Board of Directors or any authorized committee thereof out of legally available funds for such purpose. The initial distribution on the Series A Preferred Units will be payable on November 12, 2015 in an amount equal to $0.70 per unit. Distributions on the Series A Preferred Units will accrue at a rate of 9.00% per annum per $25.00 stated liquidation preference per Series A Preferred Unit.

Distribution Payment Dates
The “Distribution Payment Dates” for the Series A Preferred Units will be each February 12, May 12, August 12 and November 12, commencing November 12, 2015. Distributions will accumulate in each distribution period from and including the preceding Distribution Payment Date or the initial issue date, as the case may be, to but excluding the applicable Distribution Payment Date for such distribution period, and distributions will accrue on accumulated distributions at the applicable distribution rate. If any Distribution Payment Date otherwise would fall on a day that is not a Business Day, declared distributions will be paid on the immediately succeeding Business Day without the accumulation of additional distributions. Distributions on the Series A Preferred Units will be payable based on a 360-day year consisting of twelve 30-day months. “Business Day” means a day on which the NYSE is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.
Payment of Distributions
Not later than the close of business, New York City time, on each Distribution Payment Date, we will pay those distributions, if any, on the Series A Preferred Units that have been declared by our Board of Directors to the holders of such units as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent on the applicable Record Date. The applicable record date, the Record Date, will be the fifth Business Day immediately preceding the applicable Distribution Payment Date, except that in the case of payments of distributions in arrears, the Record Date with respect to a Distribution Payment Date will be such date as may be designated by our Board of Directors in accordance with the Partnership Agreement, as amended.
So long as the Series A Preferred Units are held of record by the nominee of the Securities Depository, declared distributions will be paid to the Securities Depository in same-day funds on each Distribution Payment Date. The Securities Depository will credit accounts of its participants in accordance with the Securities Depository’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series A Preferred Units in accordance with the instructions of such beneficial owners.
No distribution may be declared or paid or set apart for payment on any Junior Securities (other than a distribution payable solely in units of Junior Securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Series A Preferred Units and any Parity Securities (if applicable) through the most recent respective distribution payment dates. Accumulated distributions in arrears for any past distribution period may be declared by our Board of Directors and paid on any date fixed by our Board of Directors, whether or not a Distribution Payment Date, to holders of the Series A Preferred Units on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated distributions in arrears on all outstanding Series A Preferred Units and any Parity Securities (if applicable) have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective distribution payment dates, commencing with the earliest. If less than all distributions payable with respect to all Series A Preferred Units and any Parity Securities (if applicable) are paid, any partial payment will be made pro rata with respect to the Series A Preferred Units and any Parity Securities (if applicable) entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such units at such time. Holders of the Series A Preferred Units will not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid distributions as described under “—Distributions—Distribution Rate,” no interest or sum of money in lieu of interest will be payable in respect of any distribution payment which may be in arrears on the Series A Preferred Units.
Redemption
Optional Redemption
Commencing on August 12, 2020, we may redeem, at our option, in whole or in part, the Series A Preferred Units at a redemption price in cash equal to $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared. Any such optional redemption shall be effected only out of funds legally available for such purpose. We may undertake multiple partial redemptions.

Redemption Procedures
We will give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any units to be redeemed as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (1) the redemption date, (2) the number of Series A Preferred Units to be redeemed and, if less than all outstanding Series A Preferred Units are to be redeemed, the number (and the identification) of units to be redeemed from such holder, (3) the redemption price, (4) the place where the Series A Preferred Units are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor and (5) that distributions on the units to be redeemed will cease to accumulate from and after such redemption date.
If fewer than all of the outstanding Series A Preferred Units are to be redeemed, the number of units to be redeemed will be determined by us, and such units will be redeemed by such method of selection as the Securities Depository shall determine, pro rata or by lot, with adjustments to avoid redemption of fractional units. So long as all Series A Preferred Units are held of record by the nominee of the Securities Depository, we will give notice, or cause notice to be given, to the Securities Depository of the number of Series A Preferred Units to be redeemed, and the Securities Depository will determine the number of Series A Preferred Units to be redeemed from the account of each of its participants holding such units in its participant account. Thereafter, each participant will select the number of units to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series A Preferred Units for its own account). A participant may determine to redeem Series A Preferred Units from some beneficial owners (including the participant itself) without redeeming Series A Preferred Units from the accounts of other beneficial owners.
So long as the Series A Preferred Units are held of record by the nominee of the Securities Depository, the redemption price will be paid by the Paying Agent to the Securities Depository on the redemption date. The Securities Depository’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.
If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series A Preferred Units as to which notice has been given by the close of business, New York City time, no later than the Business Day immediately preceding the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such units is issued in the name of the Securities Depository or its nominee) of the certificates therefor. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all distributions on such units will cease to accumulate and all rights of holders of such units as our unitholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid distributions through the date fixed for redemption, whether or not declared. We will be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the units to be redeemed), and the holders of any units so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, redemption of Series A Preferred Units, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to us upon our written request, after which repayment the holders of the Series A Preferred Units entitled to such redemption or other payment shall have recourse only to us.
If only a portion of the Series A Preferred Units represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such units is registered in the name of the Securities Depository or its nominee), the Paying Agent will issue to the holder of such units a new certificate (or adjust the applicable book-entry account) representing the number of Series A Preferred Units represented by the surrendered certificate that have not been called for redemption.
Notwithstanding any notice of redemption, there will be no redemption of any Series A Preferred Units called for redemption until funds sufficient to pay the full redemption price of such units, including all accumulated and unpaid distributions to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We and our affiliates may from time to time purchase the Series A Preferred Units, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation, or any present plan or intention, to purchase any Series A Preferred Units.
Notwithstanding the foregoing, in the event that full cumulative distributions on the Series A Preferred Units and any Parity Securities (if applicable) have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series A Preferred Units or Parity Securities (if applicable) except pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Units and any Parity Securities (if applicable). Common units and any other Junior Securities may not be redeemed, repurchased or otherwise acquired unless full cumulative distributions on the Series A Preferred Units and any Parity Securities (if applicable) for all prior and the then-ending distribution periods have been paid or declared and set apart for payment.
No Sinking Fund
The Series A Preferred Units will not have the benefit of any sinking fund.
No Fiduciary Duty
We, our officers and directors and our General Partner, will not owe any fiduciary duties to holders of the Series A Preferred Units other than an implied contractual duty of good faith and fair dealing pursuant to the Partnership Agreement.
Book-Entry System
All Series A Preferred Units offered hereby will be represented by a single certificate issued to The Depository Trust Company (and its successors or assigns or any other securities depository selected by us), or the Securities Depository, and registered in the name of its nominee (initially, Cede & Co.). The Series A Preferred Units offered hereby will continue to be represented by a single certificate registered in the name of the Securities Depository or its nominee, and no holder of the Series A Preferred Units offered hereby will be entitled to receive a certificate evidencing such units unless otherwise required by law or the Securities Depository gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depository within 60 calendar days thereafter. Payments and communications made by us to holders of the Series A Preferred Units will be duly made by making payments to, and communicating with, the Securities Depository. Accordingly, unless certificates are available to holders of the Series A Preferred Units, each purchaser of Series A Preferred Units must rely on (1) the procedures of the Securities Depository and its participants to receive distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting or nominating rights, with respect to such Series A Preferred Units and (2) the records of the Securities Depository and its participants to evidence its ownership of such Series A Preferred Units.
So long as the Securities Depository (or its nominee) is the sole holder of the Series A Preferred Units, no beneficial holder of the Series A Preferred Units will be deemed to be a unitholder of us. The Depository Trust Company, the initial Securities Depository, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own The Depository Trust Company. The Securities Depository maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Series A Preferred Units, whether as a holder of the Series A Preferred Units for its own account or as a nominee for another holder of the Series A Preferred Units.
DESCRIPTION OF SERIES B PREFERRED UNITS
As of December 31, 2019, we had 2,200,000 Series B Preferred Units issued and outstanding. We may, without notice to or consent of the holders of the then-outstanding Series B Preferred Units, authorize and issue additional Series B Preferred Units, Parity Securities and Junior Securities and, subject to certain further limitations, Senior Securities and Parity Securities. Except as otherwise provided herein, capitalized terms used in this section “Description of Series B Preferred Units” but not otherwise defined herein shall have the meanings set forth in in our prospectus supplement dated October 16, 2018 (Registration No. 333-222237).

The Series B Preferred Units will entitle the holders thereof to receive cumulative cash distributions when, as and if declared by our Board of Directors out of legally available funds for such purpose. When issued and paid for in the manner described in our prospectus supplemented dated October 16, 2018 (Registration No. 333-222237), the Series B Preferred Units offered hereby will be fully paid and nonassessable. Subject to the matters described under “—Liquidation Rights,” each Series B Preferred Unit will have a fixed liquidation preference of $25.00 per unit plus an amount equal to accumulated and unpaid distributions thereon to the date fixed for payment, whether or not declared. See “—Liquidation Rights.”
The Series B Preferred Units will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series B Preferred Units will rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us.
All the Series B Preferred Units offered hereby will be represented by a single certificate issued to the Securities Depository (as defined below) and registered in the name of its nominee and, so long as a Securities Depository has been appointed and is serving, no person acquiring Series B Preferred Units will be entitled to receive a certificate representing such units unless applicable law otherwise requires or the Securities Depository resigns or is no longer eligible to act as such and a successor is not appointed. See “—Book-Entry System.”
The Series B Preferred Units will not be convertible into common units or other of our securities and will not have exchange rights or be entitled or subject to any preemptive or similar rights. The Series B Preferred Units will not be subject to mandatory redemption or to any sinking fund requirements. The Series B Preferred Units will be subject to redemption, in whole or in part, at our option commencing on November 22, 2023. See “—Redemption.”
We have appointed Computershare as the paying agent, or Paying Agent, and the registrar and transfer agent, or the Registrar and Transfer Agent, for the Series B Preferred Units. The address of Computershare is 250 Royall Street, Canton MA 02021.
Ranking
The Series B Preferred Units will, with respect to anticipated quarterly distributions and distributions upon the liquidation, winding-up and dissolution of our affairs, rank:
•	senior to the Junior Securities (including our common units);
•	pari passu with the Parity Securities (including the Series A Preferred Units);
•	junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us; and
•	junior to the Senior Securities
Under the Partnership Agreement, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series B Preferred Units. Our Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any units of that series. Our Board of Directors will also determine the number of units constituting each series of securities. Our ability to issue additional Parity Securities in certain circumstances or Senior Securities is limited as described under “—Voting Rights.”
Liquidation Rights
The holders of outstanding Series B Preferred Units will be entitled, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to receive the liquidation preference of  $25.00 per unit in cash plus an amount equal to accumulated and unpaid distributions thereon to the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of our common units or any other Junior Securities. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed a liquidation, dissolution or winding up of our affairs for this purpose. In the event that our assets available for distribution to holders of the outstanding Series B Preferred Units and any Parity Securities (including the Series A Preferred Units) are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series B Preferred Units and any Parity Securities (including the Series A Preferred Units) ratably on the basis of their relative aggregate liquidation preferences. After payment of all required amounts to the holders of the outstanding Series B Preferred Units and Parity Securities (including the Series A Preferred Units), our remaining assets and funds will be distributed among the holders of the common units and any other Junior Securities then outstanding according to their respective rights.

Voting Rights
The Series B Preferred Units will have no voting rights except as set forth below or as otherwise provided by Marshall Islands law. In the event that six quarterly distributions, whether consecutive or not, payable on the Series B Preferred Units are continuing in arrears, the holders of the Series B Preferred Units, will have the right, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, including holders of our Series A Preferred Units, to elect one member of our Board of Directors, and the size of our Board of Directors will be increased as needed to accommodate such change (unless holders of Series B Preferred Units and Parity Securities (including the Series A Preferred Units) upon which like voting rights have been conferred, voting as a class, have previously elected a member of our Board of Directors, and such director continues then to serve on our Board of Directors). Distributions payable on the Series B Preferred Units will be considered to be in arrears for any quarterly period for which full cumulative distributions through the most recent Distribution Payment Date (as defined below) have not been paid on all outstanding Series B Preferred Units. The right of such holders of Series B Preferred Units to elect a member of our Board of Directors will continue until such time as all distributions accumulated and in arrears on the Series B Preferred Units have been paid in full, or funds for the payment thereof have been declared and set aside, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly distributions as described above. Upon any termination of the right of the holders of the Series B Preferred Units and any other Parity Securities (including the Series A Preferred Units) to vote as a class for such director, the term of office of such director then in office elected by such holders voting as a class will terminate immediately. Any director elected by the holders of the Series B Preferred Units and any other Parity Securities (including the Series A Preferred Units) shall each be entitled to one vote on any matter before our Board of Directors.
Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Units, voting as a single class, we may not adopt any amendment to the Partnership Agreement that has a material adverse effect on the existing terms of the Series B Preferred Units.
In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Units, voting as a class together with holders of any other Parity Securities (including the Series A Preferred Units) upon which like voting rights have been conferred and are exercisable, we may not:
•	issue any Parity Securities if the cumulative distributions payable on outstanding Series B Preferred Units are in arrears; or
•	create or issue any Senior Securities.
On any matter described above in which the holders of the Series B Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per outstanding unit. The Series B Preferred Units held by us or any of our subsidiaries or affiliates will not be entitled to vote. As of October 16, 2018, there were 3,000,000 Series A Preferred Units outstanding. Accordingly, after the issuance of 2,200,000 Series B Preferred Units in this offering (assuming the underwriters do not exercise their option to purchase additional units), the Series B Preferred Units will represent approximately 42.3% of the total voting power of the Series A Preferred Units and the Series B Preferred Units for purposes of any vote in which the Series A Preferred Units vote together with the Series B Preferred Units. Assuming that we issue 2,530,000 units of Series B Preferred Units in this offering (assuming the underwriters exercise their option to purchase additional units in full), the Series B Preferred Units will represent approximately 45.8% of the total voting power of the Series A Preferred Units and the Series B Preferred Units.
Series B Preferred Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Distributions
General
Holders of Series B Preferred Units will be entitled to receive, when, as and if declared by our Board of Directors out of legally available funds for such purpose, cumulative cash distributions from and including the date of original issuance of the Series B Preferred Units.
Distribution Rate
Distributions on Series B Preferred Units will be cumulative, from and including the date of their original issuance, and will be payable on each Distribution Payment Date, commencing on February 22, 2019, when, as and if declared by our Board of Directors or any authorized committee thereof out of legally available funds for such purpose. From and including the original issue date to, but excluding, November 22, 2023 (the “Fixed Rate Period”), distributions on the Series B Preferred Units will accrue at a rate of 8.75% per annum per $25.00 stated liquidation preference per Series B Preferred Unit. From and including November 22, 2023 (the “Floating Rate Period”), the distribution rate will be a floating rate equal to the Three Month LIBOR Rate (as defined below) plus a spread of 5.593% per annum per $25.00 stated liquidation preference per Series B Preferred Unit.
For each Distribution Period (as defined below) during the Floating Rate Period, the applicable distribution rate will be determined by the calculation agent as of the applicable Distribution Determination Date (as defined below). For purposes of determining the applicable distribution rate, LIBOR (the London interbank offered rate) (“Three-Month LIBOR Rate”) will be determined by the calculation agent, as of the applicable Distribution Determination Date, in accordance with the following provisions:
•
the Three Month LIBOR Rate will be the rate (expressed as a percentage per year) for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m. (London time) on the relevant Distribution Determination Date; or

•
if no such rate appears on “Reuters Page LIBOR01” or if the “Reuters Page LIBOR01” is not available at approximately 11:00 a.m. (London time) on the relevant Distribution Determination Date, then the calculation agent, after consultation with us, will select four nationally-recognized banks in the London interbank market and request that the principal London offices of those four selected banks provide the calculation agent with their offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable Distribution Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on that Distribution Determination Date for the applicable Distribution Period. Offered quotations must be based on a principal amount equal to an amount that, in the calculation agent’s discretion, is representative of a single transaction in U.S. dollars in the London interbank market at that time. If at least two quotations are provided, the Three-Month LIBOR Rate for such Distribution Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of those quotations. If fewer than two quotations are provided, the Three-Month LIBOR Rate for such Distribution Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of the rates quoted at approximately 11:00 a.m. (New York City time) on that Distribution Determination Date for such Distribution Period by three nationally-recognized banks in New York, New York selected by the calculation agent, for loans in U.S. dollars to nationally-recognized European banks (as selected by the calculation agent), for a period of three months commencing on the first day of such Distribution Period. The rates quoted must be based on an amount that, the calculation agent’s discretion, is representative of a single transaction in U.S. dollars in that market at that time. If no quotation is provided as described above, then the calculation agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR or any of the foregoing lending rates, shall determine LIBOR for the second London Business Day immediately preceding the first day of such Distribution Period in its sole discretion. If the calculation agent is unable or unwilling to determine LIBOR as provided in the immediately preceding sentence, the calculation agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the Three-Month LIBOR Rate, provided that if the calculation agent determines there is an industry-accepted substitute or successor base rate, then the calculation agent shall use such substitute or successor base rate. If the calculation agent has determined a substitute or successor base rate in accordance with the immediately preceding sentence, the calculation agent in its sole discretion may determine what business day convention to use, the definition of business day, the distribution determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Three-Month LIBOR Rate, in a manner that is consistent with industry accepted practices for such substitute or successor base rate.

Notwithstanding the above, if the calculation agent determines on the relevant Distribution Determination Date that the LIBOR base rate has been discontinued, then the calculation agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the calculation agent determines there is an industry-accepted successor base rate, then the calculation agent shall use such substituted or successor base rate. If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion, may determine what business day convention to use, the definition of business day, the distribution determination date to use and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Three-Month LIBOR Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.
We will appoint a calculation agent for the Series B Preferred Units prior to the commencement of the Floating Rate Period and will be entitled to remove or replace the calculation agent in our discretion.
“Distribution Determination Date” means the London Business Day (as defined below) immediately preceding the first date of the applicable Distribution Period.
“Distribution Period” means the period from, and including, a Distribution Payment Date to, but excluding, the next succeeding Distribution Payment Date, except for the initial Distribution Period, which will be the period from, and including, the original issue date of the Series B Preferred Units to, but excluding, February 22, 2019.
“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the ICE Benchmark Administration Limited, or ICE, or its successor, or such other entity assuming the responsibility of ICE or its successor in the event ICE or its successor no longer does so, as the successor service, for the purpose of displaying London interbank offered rates for U.S. dollar deposits).
Distribution Payment Dates
The “Distribution Payment Dates” for the Series B Preferred Units will be each February 22, May 22, August 22 and November 22, commencing February 22, 2019. Distributions will accumulate in each distribution period from and including the preceding Distribution Payment Date or the initial issue date, as the case may be, to but excluding the applicable Distribution Payment Date for such distribution period, and distributions will accrue on accumulated distributions at the applicable distribution rate. If any Distribution Payment Date during the Fixed Rate Period otherwise would fall on a day that is not a Business Day, declared distributions will be paid on the immediately succeeding Business Day without the accumulation of additional distributions for the period between the Distribution Payment Date and such immediately succeeding Business Day. If any Distribution Payment Date during the Floating Rate Period otherwise would fall on a day that is not a Business Day, then the Distribution Payment Date will be the next day that is a Business Day. If any such Distribution Payment Date is postponed during the Floating Rate Period as described in the immediately preceding sentence, the amount of the distribution for the relevant Distribution Period will be adjusted accordingly. Distributions payable on the Series B Preferred Units for any Distribution Period during the Fixed Rate Period will be calculated based on a 360-day year consisting of twelve 30-day months. Distributions payable on the Series B Preferred Units for any Distribution Period during the Floating Rate Period will be calculated based on a 360-day year and the number of days actually elapsed during such Distribution Period.
“Business Day” means a day on which the NYSE is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.
Payment of Distributions
Not later than the close of business, New York City time, on each Distribution Payment Date, we will pay those distributions, if any, on the Series B Preferred Units that have been declared by our Board of Directors to the holders of such units as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent on the applicable Record Date. The applicable record date, the Record Date, will be the fifth Business Day immediately preceding the applicable Distribution Payment Date, except that in the case of payments of distributions in arrears, the Record Date with respect to a Distribution Payment Date will be such date as may be designated by our Board of Directors in accordance with the Partnership Agreement, as amended.

So long as the Series B Preferred Units are held of record by the nominee of the Securities Depository, declared distributions will be paid to the Securities Depository in same-day funds on each Distribution Payment Date. The Securities Depository will credit accounts of its participants in accordance with the Securities Depository’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series B Preferred Units in accordance with the instructions of such beneficial owners.
No distribution may be declared or paid or set apart for payment on any Junior Securities (other than a distribution payable solely in units of Junior Securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Series B Preferred Units and any Parity Securities (including the Series A Preferred Units) through the most recent respective distribution payment dates. Accumulated distributions in arrears for any past distribution period may be declared by our Board of Directors and paid on any date fixed by our Board of Directors, whether or not a Distribution Payment Date, to holders of the Series B Preferred Units on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated distributions in arrears on all outstanding Series B Preferred Units and any Parity Securities (including the Series A Preferred Units) have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective distribution payment dates, commencing with the earliest. If less than all distributions payable with respect to all Series B Preferred Units and any Parity Securities (including the Series A Preferred Units) are paid, any partial payment will be made pro rata with respect to the Series B Preferred Units and any Parity Securities (including the Series A Preferred Units) entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such units at such time. Holders of the Series B Preferred Units will not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid distributions as described under “—Distributions—Distribution Rate,” no interest or sum of money in lieu of interest will be payable in respect of any distribution payment which may be in arrears on the Series B Preferred Units.
Redemption
The Series B Preferred Units will represent perpetual equity interests in us. We will have no obligation to redeem or repurchase any Series B Preferred Units.
Optional Redemption
Commencing on November 22, 2023, we may redeem, at our option, in whole or in part, the Series B Preferred Units at a redemption price in cash equal to $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared. Any such optional redemption shall be effected only out of funds legally available for such purpose. We may undertake multiple partial redemptions.
Redemption Procedures
We will give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any units to be redeemed as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (1) the redemption date, (2) the number of Series B Preferred Units to be redeemed and, if less than all outstanding Series B Preferred Units are to be redeemed, the number (and the identification) of units to be redeemed from such holder, (3) the redemption price, (4) the place where the Series B Preferred Units are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor and (5) that distributions on the units to be redeemed will cease to accumulate from and after such redemption date.
If fewer than all of the outstanding Series B Preferred Units are to be redeemed, the number of units to be redeemed will be determined by us, and such units will be redeemed by such method of selection as the Securities Depository shall determine, pro rata or by lot, with adjustments to avoid redemption of fractional units. So long as all Series B Preferred Units are held of record by the nominee of the Securities Depository, we will give notice, or cause notice to be given, to the Securities Depository of the number of Series B Preferred Units to be redeemed, and the Securities Depository will determine the number of Series B Preferred Units to be redeemed from the account of each of its participants holding such units in its participant account. Thereafter, each participant will select the number of units to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series B Preferred Units for its own account). A participant may determine to redeem Series B Preferred Units from some beneficial owners (including the participant itself) without redeeming Series B Preferred Units from the accounts of other beneficial owners.

So long as the Series B Preferred Units are held of record by the nominee of the Securities Depository, the redemption price will be paid by the Paying Agent to the Securities Depository on the redemption date. The Securities Depository’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.
If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series B Preferred Units as to which notice has been given by the close of business, New York City time, no later than the Business Day immediately preceding the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such units is issued in the name of the Securities Depository or its nominee) of the certificates therefor. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all distributions on such units will cease to accumulate and all rights of holders of such units as our unitholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid distributions through (but not including) the date fixed for redemption, whether or not declared. We will be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the units to be redeemed), and the holders of any units so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, redemption of Series B Preferred Units, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to us upon our written request, after which repayment the holders of the Series B Preferred Units entitled to such redemption or other payment shall have recourse only to us.
If only a portion of the Series B Preferred Units represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such units is registered in the name of the Securities Depository or its nominee), the Paying Agent will issue to the holder of such units a new certificate (or adjust the applicable book-entry account) representing the number of Series B Preferred Units represented by the surrendered certificate that have not been called for redemption.
Notwithstanding any notice of redemption, there will be no redemption of any Series B Preferred Units called for redemption until funds sufficient to pay the full redemption price of such units, including all accumulated and unpaid distributions to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.
We and our affiliates may from time to time purchase the Series B Preferred Units, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation, or any present plan or intention, to purchase any Series B Preferred Units.
Notwithstanding the foregoing, in the event that full cumulative distributions on the Series B Preferred Units and any Parity Securities (including the Series A Preferred Units) have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series B Preferred Units or Parity Securities (including the Series A Preferred Units) except pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Units and any Parity Securities (including the Series A Preferred Units). Common units and any other Junior Securities may not be redeemed, repurchased or otherwise acquired unless full cumulative distributions on the Series B Preferred Units and any Parity Securities (including the Series A Preferred Units) for all prior and the then-ending distribution periods have been paid or declared and set apart for payment.
No Sinking Fund
The Series B Preferred Units will not have the benefit of any sinking fund.

No Fiduciary Duty
We, our officers and directors and our General Partner, will not owe any fiduciary duties to holders of the Series B Preferred Units other than an implied contractual duty of good faith and fair dealing pursuant to the Partnership Agreement.
Book-Entry System
All Series B Preferred Units offered hereby will be represented by a single certificate issued to The Depository Trust Company (and its successors or assigns or any other securities depository selected by us), or the Securities Depository, and registered in the name of its nominee (initially, Cede & Co.). The Series B Preferred Units offered hereby will continue to be represented by a single certificate registered in the name of the Securities Depository or its nominee, and no holder of the Series B Preferred Units offered hereby will be entitled to receive a certificate evidencing such units unless otherwise required by law or the Securities Depository gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depository within 60 calendar days thereafter. Payments and communications made by us to holders of the Series B Preferred Units will be duly made by making payments to, and communicating with, the Securities Depository. Accordingly, unless certificates are available to holders of the Series B Preferred Units, each purchaser of Series B Preferred Units must rely on (1) the procedures of the Securities Depository and its participants to receive distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting or nominating rights, with respect to such Series B Preferred Units and (2) the records of the Securities Depository and its participants to evidence its ownership of such Series B Preferred Units.
So long as the Securities Depository (or its nominee) is the sole holder of the Series B Preferred Units, no beneficial holder of the Series B Preferred Units will be deemed to be a unitholder of us. The Depository Trust Company, the initial Securities Depository, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own The Depository Trust Company. The Securities Depository maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Series B Preferred Units, whether as a holder of the Series B Preferred Units for its own account or as a nominee for another holder of the Series B Preferred Units.
Marshall Islands Company Considerations
Our corporate affairs are governed by our Certificate of Limited Partnership and Partnership Agreement and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as courts in the United States. As a result, you may have more difficulty protecting your interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the General Corporation Law of the State of Delaware relating to shareholders’ rights.
Marshall Islands	Delaware
Shareholder Meetings
Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held within or without the Marshall Islands.	May be held within or without Delaware.

Notice:	Notice:
Whenever shareholders are required to take any action at a meeting, written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting. Notice of a special meeting shall also state the purpose for which the meeting is called.

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally, sent by mail or by electronic mail not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders’ Voting Rights
Unless otherwise provided in the articles of incorporation, any action required to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by all the shareholders entitled to vote with respect to the subject matter thereof, or if the articles of incorporation so provide, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation or bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Merger or Consolidation
Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a shareholder meeting.
Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting.

Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.

Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.

Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.

Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation.

Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides.

Directors
The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

The number of board members may be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.
The number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.
If the number of directors is fixed by the certificate of incorporation, a change in the number shall be made only by an amendment of the certificate.

Removal:	Removal:

Any or all of the directors may be removed for cause by vote of the shareholders.	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.

If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.	In the case of a classified board, shareholders may effect removal of any or all directors only for cause.

Dissenters’ Rights of Appraisal
Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares shall not be available for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. The right of a dissenting shareholder to receive payment of the fair value of his or her shares shall not be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is offered for consideration is (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

•	Alters or abolishes any preferential right of any outstanding shares having preference; or

•	Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

•	Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

•	Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholder’s Derivative Actions
An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort.
Other requirements regarding derivative suits have been created by judicial decision, including that a shareholder may not bring a derivative suit unless he or she first demands that the corporation sue on its own behalf and that demand is refused (unless it is shown that such demand would have been futile).

Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands.

Reasonable expenses including attorney’s fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of outstanding shares or holds voting trust certificates or a beneficial interest in shares representing less than 5% of any class of such shares and the shares, voting trust certificates or beneficial interest of such plaintiff has a fair value of  $50,000 or less.